Exhibit 5.1

October 31, 2019

Apple Inc.

One Apple Park Way

Cupertino, California 95014

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-8,

Registration No. 333-165214

Ladies and Gentlemen:

We are acting as counsel to Apple Inc., a California corporation (the “Company”), in connection with Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-8, Registration No. 333-165214 (the “Post-Effective Amendment”), filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to shares of the Company’s common stock, $0.00001 par value per share (“Common Stock”) that were previously available for issuance under the Company’s 2003 Employee Stock Plan (the “2003 Plan”) and are now available for issuance under the Company’s 2014 Employee Stock Plan (the “2014 Plan” and, together with the 2003 Plan, the “Plans”), pursuant to the terms of the 2014 Plan.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the shares of Common Stock under the Plans (the “Shares”). In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that upon issuance, delivery and payment therefor in the manner contemplated by the terms of the Plans, the Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to the applicability of, compliance with, or effect of any laws, statutes, ordinances, rules, or regulations except the California Corporations Code as currently in effect.

We consent to the use of this opinion as an exhibit to the Post-Effective Amendment, and we consent to the reference of our name wherever appearing in the Post-Effective Amendment and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP